FOURTH AMENDMENT TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 29th day of June, 2007, by and between SILICON VALLEY BANK (“Bank” or “Silicon”) and TELECOMMUNICATION SYSTEMS, INC., a Maryland corporation (“Borrower”) whose address is 275 West Street, Suite 400, Annapolis, Maryland 21401.

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of October 14, 2005 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank make certain other revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement

2.1 Term Loan. The following Section is added to the Loan Agreement immediately after Section 1.11 as Section 1.12:

1.12 Term Loan. At the request of Borrower, Silicon will make a term loan to the Borrower (the “Term Loans”), in the amount shown on the Schedule, provided no Default or Event of Default has occurred and is continuing. The Term Loan shall be repaid in accordance with the Schedule.

2.2 Collection of Accounts and Remittance of Proceeds. Sections 4.4 and 4.5 of the Loan Agreement are amended and restated in their entirety as follows:

4.4 Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing and will deposit all Accounts and all proceeds of Collateral into Borrower’s operating account maintained at Silicon. After a Default or an Event of Default, Silicon may, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other “blocked account” as Silicon may specify, pursuant to a blocked account agreement in such form as Silicon may specify in its good faith business judgment, to be applied to the Obligations in such order as Silicon shall determine.

4.5. Remittance of Proceeds. After a Default or an Event of Default, all proceeds arising from the disposition of any Collateral shall be delivered, in kind, by Borrower to Silicon in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations in such order as Silicon shall determine; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Silicon the proceeds of any Collateral and shall promptly deposit such proceeds into Borrower’s operating account maintained at Silicon. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

2.3 Definitions. (a) The definitions of “Buyer”, “Borrower Agreement”, “Exim Bank”, “Exim Borrowing Base”, “Exim Eligible Foreign Accounts”, “Exim Eligible Foreign Inventory”, “Exim Guarantee”, “Export Order” and “Streamline Period” are deleted in their entirety and the Loan Agreement shall be construed and interpreted without reference to such terms.

(b) The definition of “Maximum Credit Limit” is amended and restated in its entirety as follows:

“Maximum Credit Limit” means $22,000,000 at all times.

2.4 The Schedule. The Schedule to the Loan Agreement is amended and restated in its entirety pursuant to the Schedule attached hereto.

2.5 Compliance Certificate. From and after the date of this Amendment, the Compliance Certificate attached hereto as Exhibit A shall be the Compliance Certificate for purposes of the Loan Agreement.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on October 14, 2005 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon the due execution and delivery to Bank of this Amendment by each party hereto. The Borrower agrees to pay Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER
Silicon Valley Bank
TeleCommunication Systems, Inc.
By:	/s/ Silicon Valley Bank	By:	/s/ Thomas M. Brandt, Jr.

Name: Title:		Name: Title:	Thomas M. Brandt, Jr. Sr. Vice President & CFO

Replacement Schedule to
Second Amended and Restated Loan and Security Agreement

Borrower: TELECOMMUNICATION SYSTEMS, INC.
Address: 275 West Street, Suite 400
Annapolis, Maryland 21401 Date:	June 29, 2007

This Replacement Schedule replaces the current schedule to the Second Amended and Restated Loan and Security Agreement dated October 14, 2005 and is an integral part of the Second Amended and Restated Loan and Security Agreement between Silicon Valley Bank and the Borrower dated October 14, 2005, as amended from time to time.

1. CREDIT LIMIT

(Section 1.1): An amount not to exceed the lesser of: (i) the Maximum Credit Limit, less the amount of any outstanding Letters of Credit, FX Forward Contracts, FX Reserves (the “Sublimit Outstandings”) and the applicable Term Loan Reserve; or (ii) eighty five percent (85%) (the “Advance Rate”) of the amount of Borrower’s Eligible Receivables, less the amount of Sublimit Outstandings and the applicable Term Loan Reserve. Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

Letters of Credit Sublimit,
Foreign Exchange Sublimit
And Cash Management

Sublimit An aggregate amount not to exceed Ten Million Dollars ($10,000,000) at any one time.

Term Loan: Ten Million Dollars ($10,000,000).

For purposes hereof, the “Term Loan Reserve” shall at all times that the Outstanding Obligations exceed Twenty Million Dollars ($20,000,000) mean an amount equal to fifty percent (50%) of the then outstanding principal balance of the Term Loan, provided, however, the Term Loan Reserve shall be reduced to Zero Dollars ($0) at all times that Borrower achieves and sustains a Fixed Charge Coverage Ratio equal to or greater than 1.25 to 1.00.

2. INTEREST.

3. FEES:

All Revolving Loans shall bear interest at a rate equal to the Prime Rate in effect from time to time per annum.

The Term Loan shall bear interest at a rate equal to the Prime Rate in effect from time to time per annum, plus one quarter of one percent (0.25%) per annum.

The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

Loan Fee:

A non refundable fee in the amount of One Hundred Twenty Five Thousand Dollars ($125,000) shall be due and payable within five (5) Business Days that the outstanding Obligations (excluding the face amount of all issued and outstanding Letters of Credit and all amounts outstanding under the Term Loan) exceed Fifteen Million Dollars ($15,000,000).

Collateral MonitoringFee:

Five Hundred Dollars ($500), per month, payable in arrears (prorated for any partial month at the beginning and at termination of this Agreement).

Term Loan Fee: A non refundable fee in the amount of Seventy Five Thousand Dollars ($75,000) due and payable on the date hereof.

4. REPAYMENT OF TERM LOAN:

Repayment of Term Loan:

Borrower will repay the outstanding balance of the Term Loan in equal monthly principal payments of $166,666.66, plus interest commencing on of August 1, 2007 and continuing on the first day of each month thereafter.

Early Termination:

Borrower shall have the option to prepay the Term Loan in whole from time to time, provided Borrower: (i) provides written notice to Bank of its election to prepay the Term Loan at least fifteen (15) days prior to such prepayment, and (ii) pays, on the date of such prepayment (A) the principal amount of such prepayment, plus accrued interest due and owing thereon on such date, plus (B) the Make Whole Premium, plus (C) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts. No Make Whole Premium shall be

5.	MATURITY DATE: Loans

Term Loan

charged if the Term Loan is repaid with the proceeds from (i) a new facility from another division of the Bank, (ii) new Subordinated Debt, or (iii) a new round of equity financing. The Make Whole Promissory shall be due and payable on the effective date of prepayment and thereafter shall bear interest at a rate equal to the highest rate applicable to any of the Obligations.

For purposes hereof, “Make Whole Premium” shall mean an amount equal to (a) two percent (2.0%) of the outstanding Term Loan if the prepayment is made on or before June 30, 2008, (b) one and one half percent (1.50%) of the outstanding Term Loan if the prepayment is made after June 30, 2008 but on or before June 30, 2009, (c) one percent (1.0%) of the outstanding Term Loan if the prepayment is made after June 30, 2009 and on or before June 30, 2010; (d) one half percent (0.50%) of the outstanding Term Loan if the prepayment is made after June 30, 2010 and on or before June 30, 2011, and (e) zero percent (0%) after June 30, 2011.

June 29, 2010

Unless sooner paid, all accrued and unpaid interest plus unpaid principal on the Term Loan shall be due and payable in full on July 1, 2012.

6. FINANCIAL COVENANTS:

Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Adjusted
Quick Ratio:	Borrower shall at all times maintain, tested as of the last day of each month, maintain an Adjusted Quick Ratio of not less than 1.10 to 1.00.
Minimum Quarterly EBITDA:
During any period prior to July 1, 2008, when
Borrower fails to meet the Minimum Liquidity
Ratio, Borrower shall maintain, tested as of the
last day of each fiscal quarter, EBITDA, less
unfunded capital expenditures, of not less than
$750,000.

Minimum Fixed Charge

Coverage Ratio: During any period from and after July 1, 2008, when Borrower fails to meet the Minimum Liquidity Ratio, Borrower shall

Definitions. For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“Adjusted Quick Ratio” shall mean the ratio of (A) unrestricted cash and equivalents, plus billed accounts receivable divided by (B) Current Liabilities, less the current portion of deferred revenue.

“Current Liabilities” shall mean the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, less capitalized software development costs. Bank shall permit reasonable add backs to EBITDA for non-cash items, including, but not limited to stock compensation. In addition, gains and losses from discontinued operations related to the Borrower’s “Enterprise Mobility Services” division shall be excluded from the calculation of EBTIDA.

“Fixed Charge Coverage Ratio” shall mean the ratio of (A) Borrower’s EBITDA for the twelve (12) month period then ending to (B) Borrower’s Fixed Charges for the trailing three (3) month period, multiplied by four (4).

“Fixed Charges” shall mean the sum of capital expenditures which are not finance, Interest Expense, cash income taxes paid by Borrower, any required principal reductions during any period of measurement, and any cash dividends paid by Borrower.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Obligations and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Minimum Liquidity Ratio” shall mean as of the date of determination, a Liquidity Ratio in excess of 1.50 to 1.00.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Liquidity Ratio” shall mean as of any date of determination the ratio of (A) the sum of Borrower’s cash held at Bank, plus the lesser the Maximum Credit Limit, less the Sublimit Outstandings, minus (e) the outstanding principal balance of any Revolving Loans to (B) the outstanding principal balance of all Obligations, including the face amount of all Letters of Credit issued under this Agreement.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, and current portion Subordinated Debt allowed to be paid, but excluding all other Subordinated Debt.
8. REPORTING. Borrower shall provide Silicon with the following:

1.	Monthly transaction reports and schedules of collections, on Silicon’s standard form shall be provided monthly (and upon each Loan request.

2.	Monthly accounts receivable agings, aged by invoice date, within fifteen (15) days after the end of each month.

3.	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within fifteen (15) days after the end of each month.

4.	Monthly unaudited financial statements, as soon as available, and in any event within thirty (30) days after the end of each month.

5.	Monthly Compliance Certificates, within thirty (30) days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer, Vice President, Finance, Treasurer or Corporate Controller of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

6.	Annual forecasts prior to each fiscal year end of Borrower and operating budgets (including income statements, balance sheets and cash flow statements, by month) for the current fiscal year of Borrower within sixty (60) days after the end of each fiscal year of Borrower.

7.	Annual financial statements, as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

8.	Within five (5) days of filing, all reports on Form 10-K, 10-Q and 8 K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet

9. BORROWER INFORMATION:
Borrower represents and warrants that the information set forth in the Perfection Certificate of the Company dated June 25, 2007, previously submitted to Silicon (the “Perfection Certificate”) is true and correct as of the date hereof.
10. ADDITIONAL PROVISIONS:

1.	Depository and Operating Accounts. Maintain its primary operating and other deposit accounts with Bank and Bank’s Affiliates which accounts shall represent at least eighty percent (80%) of the dollar value of Borrower’s accounts at all financial institutions. Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder.

The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

2.	Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Borrower:	Silicon	:
TELECOMMUNICATION SYSTEMS, INC.		SILICON VALLEY BANK
By:	/s/ Thomas M. Brandt, Jr.	By:	/s/ Silicon Valley Bank

Title:	Sr. Vice President & CFO	Title:

Name: Thomas M. Brandt, Jr. Name:COMPLIANCE CERTIFICATE

To: Silicon Valley Bank

8020 Towers Crescent Drive, Suite 475 Vienna, Virginia 22182

From: TeleCommunication Systems, Inc. 275 West Street, Suite 400 Annapolis, Maryland 21401

The undersigned authorized officer of Telecommunication Systems, Inc. (“Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending       with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned authorized officer of Borrower certifies that Borrower and each Subsidiary (i) has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) does not have any legal actions pending or threatened against Borrower or any Subsidiary which Borrower has not previously notified in writing to Bank. Attached are the required documents supporting the certification. In addition, the undersigned certifies that (1) Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens has been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Bank. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

REPORTING COVENANT	REQUIRED	COMPLIES
Financials & Comp. Cert.	Monthly w/in 30 days	YES/NO
Receivable agings (invoice date)	Monthly w/in 15 days	YES/NO
Reconciliations of A/R agings,	Monthly w/in 15 days	YES/NO
Transactions reports, G/L	Monthly w/in 15 days	YES/NO
Payables agings	Monthly w/in 15 days	YES/NO
Held Checks		YES/NO
If YES, Held Checks Register	Monthly w/in 15 days	YES/NO
Audited Annual Financials	FYE w/in 120 days	YES/NO
Annual Operating Budget and
Forecasts	W/in 60 days after to FYE	YES/NO

SEC Filings w/in 5	days YES/NO
FINANCIAL COVENANT	REQUIRED	ACTUAL

Minimum Adjusted QR 1.10 to 1.00 $ : 1.00 (Tested Monthly)

Complies? YES/NO

Quarterly EBITDA $750,000 $ (Prior to 7/1/08 and Borrower

Fails to meet Minimum Liquidity
Ratio)

Complies? YES/NO

Fixed Charge Coverage Ratio (After 7/1/08 and Borrower Fails to meet Minimum Liquidity Ratio) 1.10 to 1.00	$: 1.00

Complies? YES/NO

OTHER TRIGGERS

Minimum Liquidity Ratio	1.50 to 1.00
Complies? YES/NO
Term Loan Reserve 50% of Term Loan	When borrowings exceed $20 million and Fixed Charge Coverage Ratio less than 1.25 to 1.00
$0	All other times.

Terms are defined in the Schedule to the Loan Agreement, Section 5.1. Comments regarding financial covenants:

TELECOMMUNICATION SYSTEMS, INC.

By:
Name:
Title:

Received:

By:
Name:
Title: